Exhibit 4.8A

ENGLISH TRANSLATION FOR REFERENCE ONLY.
THE ORIGINAL AGREEMENT EXECUTED IN CHINESE SHALL CONTROL.	(English Translation)

Exclusive Equity Option Agreement

of

Beijing Chenhuan Technology Co., Ltd.

by and among

Wu Haipeng

He Yansheng

Beijing Chenhuan Technology Co., Ltd.

and

Qieyiyou (Beijing) Information Technology Co., Ltd.

January 13, 2014

Exclusive Equity Option Agreement

This Exclusive Equity Option Agreement (the “Agreement”) is entered into by the following parties on January 13, 2014 in Beijing, the People’s Republic of China (“PRC” or “China”):

1.                  Wu Haipeng, a PRC citizen (ID No.: 110108196611071XXX)

2.                  He Yansheng, a PRC citizen (ID No.: 110105195806195XXX);

(are referred to hereinafter individually as an “Existing Shareholder” and collectively as “Existing Shareholders”)

3.                  Qieyiyou (Beijing) Information Technology Co., Ltd. (“WFOE”)

Registered Address: Room 08, 8th Floor, Building No.2, Yard No.4, Qiyang Road, Chaoyang District, Beijing

4.                  Beijing Chenhuan Technology Co., Ltd. (the “Domestic Company”)

Registered Address: Room 05, 8th Floor, Building No.2, Yard No.4, Qiyang Road, Chaoyang District, Beijing

(Each of the foregoing parties is referred to hereinafter individually as a “Party” and collectively as “Parties”.)

WHEREAS:

(1)               Existing Shareholders are the shareholders on record of the Domestic Company and hold all the equity interests in it; and as of the date hereof, the amount of capital contributed and the percentage of shares held by each Existing Shareholder in the Domestic Company Registered Capital are as set forth in Exhibit 1 hereto;

(2)               Subject to the PRC Law, each Existing Shareholder intends to transfer to WFOE and/or any other entity or individual designated by WFOE, and WFOE intends to accept such transfer of, all the equity interests held by each Existing Shareholder in the Domestic Company;

(3)               In furtherance of the foregoing equity transfer, Existing Shareholders agree to jointly grant WFOE an irrevocable equity option (the “Equity Option”), pursuant to which and to the extent permitted by the PRC Law, Existing Shareholders shall transfer, at WFOE’s request, the Equity (as defined below) to WFOE and/or any other entity or individual designated by WFOE in accordance with this Agreement; and

(4)               The Domestic Company agrees to the grant of the Equity Option by Existing Shareholders to WFOE in accordance with this Agreement.

NOW, THEREFORE, the Parties have agreed as follows upon friendly consultation:

ARTICLE ONE     DEFINITION

1.1                         Unless otherwise interpreted pursuant to the context herein, each of the terms used herein shall have the meaning ascribed to it below:

“Trustee”	shall have the meaning ascribed to it in Section 3.7 hereof.

“Business Licenses”

shall mean all approvals, permits, filings and registrations required by the Domestic Company in conducting the internet information service business and all other businesses legally and efficiently intended to be conducted by it, including but not limited to the Enterprise Legal Person Business License, the Tax Registration Certificate, Value-added Telecom Business License and other relevant permits and licenses then required by the PRC Law.

“Confidential Information”	shall have the meaning ascribed to it in Section 8.1 hereof.

“Default Party”	shall have the meaning ascribed to it in Section 11.1 hereof.

“Event of Default”	shall have the meaning ascribed to it in Section 11.1 hereof.

“Registered Capital of the Domestic Company”

shall mean the registered capital of the Domestic Company in the amount of RMB1.5 Million as of the date hereof, as the same may be increased by any additional capital contribution during the term hereof.

“Assets of the Domestic Compay”

shall mean all tangible and intangible assets which the Domestic Company owns or has the right to use during the term hereof, including but not limited to any moveable property, immoveable property, and intellectual properties such as trademarks, copyrights, patents, know-how, domain names and software use rights.

“Exercise Notice”	shall have the meaning ascribed to it in Section 3.5

“Loan Contract”	shall mean the Loan Contract entered into by and between WFOE and the Existing Shareholders on [ ].

“Material Agreement”

shall mean any agreement to which the Domestic Company is a party and which has material impact on the Domestic Company’s business or assets, including but not limited to the Exclusive Technical Consulting and Service Agreement by and between the Domestic Company and WFOE and other agreements in relation to the Domestic Company’s business.

“Non-default Party”	shall have the meaning ascribed to it in Section 11.1 hereof.

“Equity”

shall mean, with respect to each Existing Shareholder, all the equity interests held by such Shareholder in the Registered Capital of the Domestic Company; and with respect to all Existing Shareholders, 100% of the equity interests in the Registered Capital of the Domestic Company.

“PRC Law”	shall mean the then current PRC laws, regulations, rules, local stipulations, interpretations and other normative documents with binding force.

“Power of Attorney”	shall have the meaning ascribed to it in Section 3.7 hereof.

“Rights”	shall have the meaning ascribed to it in Section 12.5 hereof.

“Cap”	shall have the meaning ascribed to it in Section 3.2 hereof.

“Subject Equity”

shall mean the equity interests in the Domestic Company for which WFOE, when exercising its Equity Option (the “Exercise”), has the right to request transfer by either or both Existing Shareholders to WFOE or any other entity or individual designated by WFOE pursuant to Section 3.2 hereof, the amount of which may be the whole or a part of the Equity, as determined by WFOE in its own discretion in accordance with the then current PRC Law and out of its own business considerations.

“Transfer Price”

shall mean all consideration payable by WFOE or any other entity or individual designated by WFOE to the Existing Shareholders for the Subject Equity to be obtained at each Exercise pursuant to Article Four hereof.

1.2                         Any reference herein to any PRC Law shall be deemed:

(1)                           to include amendments, revisions, additions and updates to such PRC Law, whether enacted prior to or after the execution of this Agreement; and

(2)                           to include other decisions, notices and rules promulgated or enacted in accordance with the provisions of such PRC Law.

1.3                         Unless otherwise stated herein, references to articles, sections, subsections and paragraphs herein shall mean Articles, Sections, Subsections and Paragraphs of this Agreement.

ARTICLE TWO     GRANT OF THE EQUITY OPTION

2.1                         Existing Shareholders hereby agree, jointly and severally, to grant WFOE, and WFOE also agrees to accept, an irrevocable, unconditional and exclusive Equity Option, pursuant to which WFOE shall have the right to request, to the extent permitted by the PRC Law, transfer of the Equity in the manner prescribed herein by Existing Shareholders to WFOE or any other entity or individual designated by WFOE.

2.2                         The Domestic Company hereby agrees to the grant of the Equity Option by Existing Shareholders to WFOE in accordance with Section 2.1 above and other provisions herein.

2.3                         The Existing Shareholders shall not grant any option for the purchase of the Equity Option held by it in relation to the Domestic Company in any form to anyone other than to WFOE or those entities or individuals designated by WFOE.

ARTICLE THREE     METHOD OF EXERCISE

3.1                         To the extent permitted by the PRC Law, WFOE shall have the absolute discretion to determine the specific time, manner and frequency of its Exercise.

3.2                         If WFOE and/or any other entity or individual designated by WFOE is permitted by the then current PRC Law to hold all the equity interests in the Domestic Company, then WFOE shall have the right to exercise all its Equity Options in one lump sum or by installment, and WFOE and/or any other entity or individual designated by WFOE shall be assigned all the Equity by Existing Shareholders in one lump sum or by installment. If WFOE and/or any other entity or individual designated by WFOE is permitted by the then current PRC Law to hold only a portion of the equity interests in the Domestic Company, then WFOE shall have the right to determine the amount of the Subject Equity within the equity holding cap (the “Cap”) prescribed by the then current PRC Law, and WFOE and/or any other entity or individual designated by WFOE shall be assigned by Existing Shareholders such amount of the Subject Equity as determined. In the latter case, WFOE shall have the right to exercise its Equity Option by installment along with the gradual opening up of the Cap under the PRC Law, until all the Equity is obtained by WFOE eventually.

3.3                         At each Exercise, WFOE shall have the right to determine at its own discretion the amount of the Subject Equity to be transferred by Existing Shareholders at such Exercise to WFOE and/or any other entity or individual designated by WFOE, and Existing Shareholders shall each transfer its Subject Equity to WFOE and/or any other entity or individual designated by WFOE in the amount determined by WFOE. WFOE and/or any other entity or individual designated by WFOE shall pay the Transfer Price for the Subject Equity assigned at such Exercise to the transferring Existing Shareholder and WFOE and/or the other entity or individual designated by WFOE shall have the right to offset the Transfer Price against the liabilities (including but not limited to borrowings) owing by the relevant Existing Shareholder to WFOE and/or such other entity or individual designated by WFOE.

3.4                         At each Exercise, the Subject Equity may be transferred to WFOE or any third party designated by WFOE, in whole or in part.

3.5                         Each time WFOE elects to exercise its Equity Option, it shall send a notice regarding such Exercise in form attached hereto as Exhibit 2 (the “Exercise Notice”) to Existing Shareholders, who, upon receipt of such Exercise Notice, shall promptly transfer in one lump sum all the Subject Equity to WFOE and/or any other entity or individual designated by WFOE in the manner prescribe in Section 3.3 hereof.

3.6                         Existing Shareholders hereby undertake and warrant, jointly and severally, that once an Exercise Notice is sent to them by WFOE,

(1)                           they will promptly convene a shareholders meeting (at which a resolution of such shareholder meeting on the waiver of the right of first refusal shall pass) and take all other necessary action to endorse the transfer of all the Subject Equity to WFOE and/or any other entity or individual designated by WFOE at the Transfer Price;

(2)                           they will promptly enter into an equity transfer agreement with WFOE and/or any other entity or individual designated by WFOE so as to effectuate the transfer of all the Subject Equity to WFOE and/or any other entity or individual designated by WFOE at the Transfer Price; and

(3)                           they will provide necessary support required by WFOE and relevant laws and regulations, including delivering and signing all relevant legal documents, handling all relevant government approval and registration procedures, and assuming all relevant obligations, to enable WFOE and/or any other entity or individual designated by WFOE to obtain all the Subject Equity flawlessly.

3.7                         Existing Shareholders agree that concurrently with the execution of this Agreement, they shall each sign a power of attorney in form attached hereto as Exhibit 3 (the “Power of Attorney”), whereby any individual appointed by WFOE (“Trustee”) will be entrusted in writing to sign on behalf of such Existing Shareholder any and all legal documents required hereunder to ensure that WFOE and/or any other entity or individual designated by WFOE will obtain all the Subject Equity flawlessly. Such Power of Attorney shall be kept by WFOE, which may request, whenever necessary, that more copies of such Power of Attorney be signed by the Existing Shareholders and submitted to the relevant government. Upon and only upon notification in writing from WFOE to Existing Shareholders regarding the replacement of Trustee, Existing Shareholders shall forthwith cancel their authorization to the existing Trustee and authorize such other Trustee then appointed by WFOE to sign on behalf of Existing Shareholders any and all legal documents required hereunder. The new Power of Attorney, once made, shall replace the original one immediately. In no other circumstances may Existing Shareholders cancel their Power of Attorney to the Trustee.

ARTICLE FOUR     TRANSER PRICE

4.1                         At each Exercise, all the Transfer Price payable by WFOE or any entity or individual designated by WFOE to each Existing Shareholder shall equal the capital amount actually contributed by such Existing Shareholder in respect of the equity interests transferred at such Exercise. If there is any mandatory requirements in the PRC Law on the Transfer Price then, WFOE or any entity or individual designated by WFOE shall have the right to set the Transfer Price at the minimum price permitted by the PRC Law.

4.2                         The means of payment of the Transfer Price shall be jointly determined by WFOE and the Existing Shareholders in accordance with the then effective applicable laws. The Existing Shareholders hereby undertake that, upon their receipt of the Transfer Price for Exercise of the Equity Option paid by WFOE under this Agreement, they shall immediately repay the corresponding principal and interest of the borrowings to WFOE under the Loan Contract between them and WFOE on January 13, 2015.

ARTICLE FIVE     REPRESENTATIONS AND WARRANTIES

5.1                         Existing Shareholders hereby, jointly and severally, represent and warrant as follows, which representations and warrants shall continue in force and effect as though they were made at the time the Equity is transferred,

5.1.1               Each of them is a PRC citizen with full capacity, has full and independent legal status and capacity to sign, deliver and perform this Agreement, and may act as an independent litigation subject;

5.1.2               The Domestic Company is a limited liability company duly registered and validly existing under the PRC Laws, with independent legal person status, has full and independent legal status and capacity to sign, deliver and perform this Agreement, and may act as an independent litigation subject;

5.1.3               Each of them has full power and authorization to sign and deliver this Agreement as well as all other documents to be signed by each in connection with the transaction anticipated herein and to consummate such transaction. The execution or performance of this Agreement shall not breach or violate the following in any material aspect: (1) any agreement, arrangement or obligation to which it is a party; or (ii) any currently effective applicable laws, regulations, rules or policies to which it is subject to, or contradict with any of them.

5.1.4               This Agreement is duly and appropriately signed and delivered by Existing Shareholders and constitutes their legal, valid and binding obligations, enforceable against them in accordance with its terms;

5.1.5               Existing Shareholders are the legal and registered owners of the Equity at the time this Agreement becomes effective; other than the rights created under this Agreement, the Equity Pledge Agreement between Existing Shareholders and WFOE, and the Voting Right Entrust Agreement among Existing Shareholders, WFOE and the Domestic Company, there is no lien, pledge, recourse and other security interest or third party rights on the Equity; and following the Exercise pursuant to this Agreement, WFOE and/or any other entity or individual designated by WFOE will obtain good title to the Subject Equity, free from any lien, pledge, recourse and other security interest or third party rights.

5.1.6               The Domestic Company owns good and marketable titles to all its assets which are free of any encumbrances.

5.1.7               The Domestic Company does not have any external liabilities other than those (i) incurred in its normal business operations; and (ii) which have been disclosed to WFOE in writing.

5.1.8               As of the date of this Agreement, there are no pending or threatened litigation, arbitration or administrative investigation against the Domestic Company with respect to its equity, asset or itself.

5.2                         The Domestic Company hereby represents and warrants that:

5.2.1               it is a limited liability company duly registered and validly existing under the PRC Laws, with independent legal person status, has full and independent legal status and capacity to sign, deliver and perform this Agreement, and may act as an independent litigation subject;

5.2.2               It has full power and authorization to sign and deliver this Agreement as well as all other documents to be signed by each in connection with the transaction anticipated herein and to consummate such transaction. The execution or performance of this Agreement shall not breach or violate the following in any material aspect: (1) its articles of association or similar charter documents; (ii) any agreement, arrangement or obligation to which it is a party; or (ii) any currently effective applicable laws, regulations, rules or policies to which it is subject to, or contradict with any of them.

5.2.3               this Agreement is duly and appropriately signed and delivered by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms;

5.2.4               Existing Shareholders are all the legal shareholders on record of the Domestic Company at the time this Agreement becomes effective, and following the Exercise pursuant to this Agreement, WFOE and/or any other entity or individual designated by WFOE will obtain good title to the Subject Equity, free from any lien, pledge, recourse and other security interest or third party rights; and

5.2.5               The Domestic Company owns good and marketable titles to all its assets which are free of any encumbrances.

5.2.6               The Domestic Company does not have any external liabilities other than those (i) incurred in its normal business operations; and (ii) which have been disclosed to WFOE in writing.

5.2.7               As of the date of this Agreement, there are no pending or threatened litigation, arbitration or administrative investigation against the Domestic Company with respect to its equity, asset or itself.

5.3                         WFOE hereby represents and warrants that:

5.3.1               WFOE is a wholly foreign-owned limited liability company duly registered and validly existing under the PRC Laws, with independent legal person status. WFOE has full and independent legal status and legal capacity to sign, deliver and perform this Agreement, and may act as an independent party to litigation.

5.3.2               WFOE has full power and authorization to sign and deliver this Agreement as well as all other documents to be signed by it in connection with the transactions contemplated herein and to consummate such transactions.

5.3.3               This Agreement has been legally and properly signed and delivered by WFOE, which constitutes legal and binding obligations of WFOE.

ARTICLE SIX   EXISTING SHAREHOLDERS’ UNDERTAKING

Each Existing Shareholders hereby undertakes severally that,

6.1                         During the term of hereof, it shall exert its best reasonable efforts to obtain all business licenses required by the Domestic Company in conducting the business to be conducted by the Domestic Company and shall cause such business licenses to remain valid at any time.

6.2                         During the term hereof, it will not, without WFOE’s prior consent in writing,

6.2.1               transfer or otherwise dispose of any Equity or place thereon any security interest or third party rights;

6.2.2               increase or decrease the registered capital of the Domestic Company or change in any way the share structure of the domestic companies set forth in Exhibit 1 hereto;

6.2.3               transfer, pledge or dispose of in any form or cause the management of the Domestic Company to transfer, pledge or dispose of in any form any asset, legal income or interest of the Domestic Company (other than in the course of normal business operations);

6.2.4               appoint or remove any director or supervisor of the Domestic Company or any other management member of the Domestic Company who shall be appointed or removed by Existing Shareholders;

6.2.5               cause or endorse the declaration or actual distribution of any distributable profit, bonus, dividends or interests by the Domestic Company;

6.2.6               cause or agree to the amendment to the articles of association of the Domestic Company;

6.2.7               vote for the aforesaid matters at shareholders’ meetings or sign any shareholders’ written resolution on approval of the aforesaid matters.

6.3                         During the term hereof, the Existing Shareholders must take all necessary measures to ensure that the Domestic Company appoints directors, supervisors or other members of the management of the Domestic Company whom shall be appointed by the Existing Shareholders following the instructions of WFOE.

6.4                         During the term hereof, Existing Shareholders shall promptly notify WFOE of any potential or pending litigation, arbitration and administrative procedures relating to the assets, operations and revenues of the Domestic Company.

6.5                         During the term hereof, if WFOE agrees to distribute dividends or profits to Existing Shareholders, Existing Shareholders shall ensure that all profits and other distributions received of the Domestic Company be paid to WFOE in full.

6.6                         During the term hereof, Existing Shareholders shall exert their best efforts and take all necessary measures, including, but not limited to, signing all necessary documents, bringing all necessary actions and taking all necessary means of defence, etc., in order to maintain its equity interests and benefits in the Domestic Company.

6.7                         Existing Shareholders shall strictly abide by this Agreement and other agreements signed between them with the Domestic Company and WFOE and perform their corresponding obligations under such agreements, and shall refrain from taking any actions or omissions which may affect the validity and enforcement of such agreements.

ARTICLE SEVEN Undertakings of the Domestic Company and Existing Shareholders

7.1                         In the event that the execution and performance of this Agreement or the grant of the Equity Option hereunder requires any consent, permit, waiver or authorization by any third party; any approval, permit or exemption by any government authority; or any filing or registration with any government authority (where the same is required by law), the Domestic Company will make its best effort to assist in satisfying all such conditions.

7.2                         Without the prior written consent of WOFE, the Domestic Company shall not and Existing Shareholders shall cause the Domestic Company not to take any of the following actions:

7.2.1               amend its articles of association, increase or decrease the Registered Capital of the Domestic Company or change the existing equity structure of the Domestic Companies set forth in Exhibit 1 hereto in any way;

7.2.2               assist or allow Existing Shareholders to transfer or otherwise dispose of any Equity Option or create any security interest or other third party right on any Equity Option.

7.2.3               terminate any Material Agreement entered into by any domestic company or enter into any other agreement that conflicts with the existing Material Agreements;

7.2.4               conduct any transaction involving any amount of not less than (or equivalent to) RMB [ ] a time, or an aggregated amount of not less than (or equivalent to) RMB [ ];

7.2.5               merge with any third party, purchase the assets, equity of any third party or otherwise invest in any third party;

7.2.6               lend or borrow loans, provide guarantee or make securities of other, or undertake any material obligations out of the course of normal business activities;

7.3                         The Domestic Company undertakes, and Existing Shareholders shall ensure that the Domestic Company shall not take or permit any acts or actions that may adversely affect the interests of WFOE under this Agreement.

7.4                         During the term hereof, the Domestic Company shall exert its best reasonable efforts to maintain the corporate structure of the Domestic Company and obtain all business licenses required to conduct the business intended to be conducted by it, and shall cause such business licenses to remain valid at all times. At the same time, the Domestic Company undertakes to exert its best efforts and take all necessary measures to develop its business, and undertakes not to do any actions or omissions which may damage the assets or goodwill of the Domestic Company.

7.5                         During the term hereof, the Domestic Company shall provide WFOE with all its operation and financial information at the request of WFOE.

7.6                         Without the prior written consent of WFOE, the Domestic Company shall not distribute dividends or profits to Existing Shareholders, provided that as soon as so requested by WFOE in writing, it should distribute all distributable profits to Existing Shareholders as soon as possible.

7.7                         Within the term hereof, the Domestic Company shall promptly notify WFOE of any potential or pending litigation, arbitration and administrative proceedings related to the assets, business and revenues of the Domestic Company.

7.8                         The Domestic Company shall strictly abide by this Agreement and any other agreements signed between it with Existing Shareholders and WFOE and perform its corresponding obligations under such agreements, and shall refrain from taking any actions or omissions which may affect the validity and enforcement of such agreements.

ARTICLE EITHT Undertakings of WFOE

8.1                         During the term hereof, in case the Domestic Company needs any loan or other financial support, WFOE shall, to the extent deemed reasonable and acceptable by WFOE, provide loans or other financial support to the Domestic Company.

8.2                         If the Domestic Company is unable to pay any mature debt to WFOE due to poor business management, and able to provide evidence to the reasonable satisfaction of WFOE to prove its operation situations, then WFOE should unconditionally exempt the Domestic Company of any mature debt.

ARTICLE NINE     CONFIDENTIALITY OBLIGATION

9.1                         Notwithstanding the termination of this Agreement, Existing Shareholders shall be obligated to keep in confidence the information listed below (the “Confidential Information”):

(i)          the execution and performance of this Agreement as well as the content hereof;

(ii)         WFOE’s business secrets, proprietary information, and clients’ information of which Existing Shareholders may become aware or to which they have access in connection with the execution and performance of this Agreement; and

(iii)        the Domestic Company’s business secrets, proprietary information, clients’ information, and other relevant information of which Existing Shareholders may become aware or to which they have access as shareholders of the Domestic Company.

Existing Shareholders may use such Confidential Information only for the purpose of performing their obligations hereunder and may not disclose such Confidential Information to any third party without WFOE’s prior consent in writing, otherwise Existing Shareholders shall be held liable for breaching and responsible for all losses thereof.

9.2                         After the termination of this Agreement, each Existing Shareholder shall, at WFOE’s request, return, destruct, or otherwise dispose of any and all documents, materials or software containing Confidential Information and stop using such Confidential Information.

9.3                         Notwithstanding any other provisions herein, the provisions of this Article Nine shall survive the suspension or termination of this Agreement.

ARTICLE TEN     TERM

10.1                  This Agreement shall become effective as of the date hereof and remain in effect till all Equity are duly transferred to WFOE and/or any other entity or individual designated by WFOE in accordance with this Agreement.

10.2                  If any Existing Shareholder has transferred all of its equity interest in the Domestic Company in accordance with the provisions of this Agreement at the request of WFOE, such party shall cease to be a party to this Agreement, provided that the obligations and undertakings of other parties under this Agreement shall not be adversely affected thereby.

ARTICLE ELEVEN     NOTICE

11.1                  Any and all notices, requests, instructions or other communications required to be made hereof or made pursuant to this Agreement by one Party to the other hereunder shall be made in writing.

11.2                  The foregoing notice or other communication shall be deemed duly given upon its delivery by fax or telex or personal delivery or five (5) days following its delivery by mail.

ARTICLE TWELVE     LIABILITIES FOR BREACHING

12.1                  Both Parties agree and acknowledge that a substantial breach of any covenant or failure to substantially perform any obligation hereunder by any Party (the “Default Party”) shall constitute an event of default hereunder (the “Event of Default”), and the non-default Party (the “Non-default Party”) shall have the right to demand rectification or remedy by the Default Party within a reasonable period of time. If the Default Party fails to rectify the Event of Default or to take remedial measures within such reasonable period of time or ten (10) days following the Non-default Party’s written notice and demand for rectification thereof, then, in the case of any Event of Default by Existing Shareholders or the Domestic Company, the Non-default Party may, at its own discretion, (i) terminate this Agreement and demand indemnification by the Default Party for all damages, or (ii) require the Default Party to continue performing its obligations hereunder and indemnify the Non-default Party for all its damages; or, in the case of any Event of Default by WFOE, the Non-default Party may require the Default Party to continue performing its obligations hereunder and indemnify the Non-default Party for all its damages.

12.2                  Both Parties agree and acknowledge that under no circumstances may Existing Shareholders or the Domestic Company terminate this Agreement on any ground.

12.3                  The rights and remedies provided for herein are cumulative and not exclusive of any other rights or remedies available under law.

12.4                  Notwithstanding any other provisions herein, the provisions of this Article Eleven shall survive the suspension or termination of this Agreement.

ARTICLE TREETHEEN     MISCELLANEOUS

13.1                  This Agreement is made in Chinese in four (4) original copies, with each Party hereto holding one (1) copy.

13.2                  The execution, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by the PRC Law.

13.3                  Any dispute arising out of or in connection with this Agreement shall be resolved by the Parties through negotiation. In the event that the Parties cannot reach an agreement within thirty (30) days following the occurrence of such dispute, the dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules of such commission then in effect. The arbitration shall be conducted in Beijing and the arbitral award shall be final and binding upon both Parties.

13.4                  The rights, power and remedies provided for either Party herein shall not exclude any other rights, power or remedies to which such Party is entitled under law, regulations, and other provisions herein, and the exercise by one Party of its right, power, or remedies shall not hinder its exercise of any other right, power, or remedies.

13.5                  Failure to exercise or delay in exercising any right, power, or remedies under this Agreement or law (collectively, the “Rights”) shall not be deemed a waiver of such Rights, and waiver of any single or partial exercise of the Rights shall not exclude the exercise of the Rights in any other manner or the exercise of any other Rights.

13.6                  Headings herein are inserted for ease of reference only. In no event may such headings be used to interpret or affect the interpretation of the provisions herein.

13.7                  All provisions herein are separable and independent of any other provisions. If one or more provisions hereof are held invalid, illegal or unenforceable at any time, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be adversely affected thereby.

13.8                  Once executed, this Agreement shall supersede any and all other legal documents by and among the Parties with respect to the same subject matter. Amendment or addition to this Agreement shall be made in writing and may not become effective unless and until duly executed by all the Parties hereto.

13.9                  Neither Existing Shareholders nor the Domestic Company may transfer their or its rights and/or obligations hereunder to any third party without WFOE’s prior consent in writing. Upon notifying Existing Shareholders and the Domestic Company, WFOE may transfer any of its rights and/or obligations hereunder to any third party appointed by WFOE.

13.10           This Agreement shall be binding on the legal assigns of the Parties hereto.

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[Signature Page]

IN WITNESS HEREOF, the Parties have signed this Exclusive Equity Option Agreement as of the date and in the place first written above.

Wu Haipeng

By:	/s/

He Yansheng

By:	/s/

Beijing Chenhuan Technology Co., Ltd.

(seal)

Qieyiyou (Beijing) Information Technology Co., Ltd.

(seal)

EXHIBIT 1:

Basic Information of Beijing Chenhuan Technology Co., Ltd.

Background Information of

Name:	Beijing Chenhuan Technology Co., Ltd.

Registered Address:	Room 05, 8th Floor, Building No.2, Yard No.4, Qiyang Road, Chaoyang District, Beijing

Registered Capital:	RMB1.5 Million

Legal Representative:	Wu Haipeng

Equity Structure:

Existing Shareholder Name	Amount of Registered Capital Owned	Percentage of Capital Contribution
Wu Haipeng	765,000RMB	51%
He Yansheng	735,000RMB	49%

Fiscal Year:	from January 1 to December 31 of each calendar year

EXHIBIT 2:

Form of Exercise Notice

To:   [Name of Existing Shareholder]

Reference is hereby made to the Exclusive Equity Option Agreement dated [ ][ ] , 2014 by and among Qieyiyou (Beijing) Information Technology Co., Ltd. (the “Company”), you, and Beijing Chenhuan Technology Co., Ltd.(the “Domestic Company”), pursuant to which it is agreed that, subject to the PRC Law and at the request of the Company, you shall transfer the equity interests you hold or your company holds in the Domestic Company to the Company or any third party appointed by the Company.

Therefore, the Company hereby informs you as follows:

The Company hereby requests to exercise the Equity Options under the Exclusive Equity Option Agreement and it/[name of company/individual] appointed by the Company shall accept       % of the equity interests which you hold in the Domestic Company(the “Subject Equity”). Please transfer immediately all the Subject Equity to the Company/[name of company/individual] appointed by the Company in accordance with the Exclusive Equity Option Agreement.

Sincerely Yours,

Qieyiyou (Beijing) Information Technology Co., Ltd.

(seal)

Authorized Representative:

Date:

EXHIBIT 3:

Power of Attorney

I, hereby irrevocably authorize                      (ID No.:                         ) to act as my trustee, who in such capacity may sign the equity transfer agreement by and among I, Beijing Chenhuan Technology Co., Ltd. and Qieyiyou (Beijing) Information Technology Co., Ltd. with respect to the transfer of the equity interests which I and/or other shareholders hold in Beijing Chenhuan Technology Co., Ltd and all other relevant legal documents, and handle all registration procedures required by the equity transfer hereunder with the relevant administration for industry and commerce.

By:	(signed)

Date: